Exhibit 5.17

CONSENT OF MICON INTERNATIONAL LIMITED

In connection with the material change report of Avalon Rare Metals Inc. (the “Company”) dated April 29, 2013 (the “MCR”) which included reference to our name in connection with the process, mining, infrastructure, marketing, capital and operating costs and economic analysis for the Nechalacho Rare Earth Elements Project, we hereby consent to the reference of our name in the MCR and information derived from the MCR included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

Micon International Limited /s/ Jane Spooner_____ Name: Jane Spooner Title: Vice President

Date: September 10, 2013